Exhibit 3.5

CERTIFICATE OF AMENDMENT OF

BYLAWS OF

CONOR MEDSYSTEMS, INC.

(A Delaware Corporation)

The following amendment to the Bylaws of Conor MedSystems, Inc. (the “Corporation”) was approved by the Corporation’s Board of Directors as of Oct 20, 2003.

RESOLVED: That the Board of Directors deems it advisable and to be in the best interest of this corporation and its stockholders to amend the Bylaws of this corporation to increase the number of authorized directors from seven to eight.

“3.2	NUMBER OF DIRECTORS

The authorized number of directors shall be six (6) to eight (8). This number may be changed by a duly adopted amendment to the certificate of incorporation or by an amendment to this bylaw adopted by the vote or written consent of the holders of a majority of the stock issued and outstanding and entitled to vote or by resolution of a majority of the board of directors.

No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.”